UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 22, 2023

Ventyx Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40928	83-2996852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12790 El Camino Real, Suite 200

San Diego, CA 92130

(Address of principal executive offices, including zip code)

(760) 593-4832

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value per share	VTYX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2023, Raju Mohan, Ph.D. was appointed as the President of Ventyx Biosciences, Inc. (the “Company”), replacing William J. Sandborn, M.D. in such role. Dr. Sandborn also ceased serving as the Company’s Chief Medical Officer on such date. Dr. Sandborn will continue in an advisory role to the Company, serving as the Chair of the Company’s Clinical Advisory Board (“CAB Chair”). Dr. Mohan is the current Chief Executive Officer of the Company and a Class II director.

In connection with Dr. Sandborn’s transition from President and Chief Medical Officer to CAB Chair, the Company and Dr. Sandborn entered into a Separation Agreement (the “Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”).

Pursuant to the Separation Agreement, Dr. Sandborn will be entitled to receive (i) nine (9) months of continued payments of base salary (less applicable withholdings) and (ii) nine (9) months of reimbursement of continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that Dr. Sandborn validly elects and is eligible to continue coverage under COBRA, for Dr. Sandborn and his family members. For the avoidance of doubt, Dr. Sandborn will not be eligible to receive severance benefits pursuant to the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”), and Dr. Sandborn’s outstanding and unvested Company stock options and restricted stock unit awards will not be accelerated as a result of the Separation Agreement or the Consulting Agreement.

Pursuant to the Consulting Agreement, Dr. Sandborn will serve as CAB Chair and provide related consulting and advisory services to the Company. Dr. Sandborn’s outstanding Company stock options and awards of restricted stock units will continue to vest pursuant to their original terms while he continues to provide services to the Company under the Consulting Agreement. As additional compensation, Dr. Sandborn will receive an option to purchase 100,000 shares of the Company’s common stock (the “Option”). The Option will have an exercise price equal to the fair market value per share on the date of grant and will vest as to 100% of the subject shares on the one-year anniversary of the date of the Consulting Agreement. When awarded by the Compensation Committee on a date to be determined, the Option will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and a stock option agreement thereunder between the Company and Dr. Sandborn.

The full biography and other information with respect to Dr. Mohan required by Item 5.02(c) of Form 8-K are included in the Company’s definitive proxy statement on Schedule 14A for the 2023 Annual Meeting of Stockholders, filed with the Commission on April 26, 2023, under the headings “Board of Directors and Corporate Governance – Nominees for Director” and “Related Person Transactions.” There were no changes to Dr. Mohan’s compensation or terms of employment as a result of his appointment as President.

The foregoing descriptions of the Separation Agreement and Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the actual Separation Agreement and Consulting Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K to be filed with respect to the fiscal year ending December 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTYX BIOSCIENCES, INC.

By:	/s/ Raju Mohan
Raju Mohan, Ph.D.
President and Chief Executive Officer

Date: November 22, 2023